For Immediate release:

Republic Airways Holdings
Media Contact: Carlo Bertolini
Tel. (317) 484-6069
IR Contact: Timothy Dooley
Tel. (317) 487-4308

Republic Airways to Acquire 10 Embraer 190AR Aircraft from US Airways

Indianapolis (Oct. 14, 2009) Republic Airways Holdings (NASDAQ: RJET) today announced that it will acquire 10 Embraer 190AR jets from US Airways. Republic will apply the full balance of its $35 million loan from US Airways toward the purchase of the aircraft and assume the remaining debt on the aircraft.

Four of the 99-seat jets are expected to enter service in November and December 2009 and will replace Boeing 717 aircraft that are being removed from service at Republic’s Midwest Airlines.  The remaining six aircraft are expected to enter service in branded operations during the first half of 2010.  With the addition of these 10 aircraft, Republic’s subsidiaries will operate the largest fleet of EJet aircraft in the world with a total of 145 EJets, including 15 E190 aircraft.

 “We’re pleased to work with our long-standing partner, US Airways, to expand our fleet of EJet aircraft,” said Sean Menke, EVP and Chief Marketing Officer of Republic Airways. “The E190 has allowed us to offer unmatched passenger comfort while restoring service to important destinations within our branded network, and these additional aircraft will allow us to continue that process.”

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Lynx Aviation, Midwest Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on approximately 1,800 flights daily to 126 cities in 47 states, Canada, Mexico and Costa Rica under branded operations at Frontier and Midwest, and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ over 11,000 aviation professionals and operate 294 aircraft.

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